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                                 INTERFACE, INC.                    EXHIBIT 12
                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)

                                                          January 22,  December 31,  December 30,   December 29,    December 28,
                                                             2000          2000          2001           2002            2003
                                                          -----------  ------------  ------------   ------------    ------------
EARNINGS

   Income (loss) from continuing operations before taxes   $ 38,292     $ 29,415      $(37,467)       $(27,664)      $(28,625)
   Fixed charges                                             44,651       44,539        46,607          50,822         51,070
   Amortization of capitalized interest                         490          515           555             530            520
   Minority interest                                            122          326           530             368            476
   Capitalized interest                                        (400)        (500)         (700)           (100)          (300)
                                                           --------     --------      --------        --------       --------
                                                           $ 83,155     $ 74,295      $  9,525        $ 23,956       $ 23,141
                                                           ========     ========      ========        ========       ========

FIXED CHARGES

   Amortization of deferred debt costs                     $  1,648     $  1,662      $  1,560        $  2,392       $  2,407
   Interest expense                                          39,211       36,959        35,887          42,022         42,820
   Capitalized interest                                         400          500           700             100            300
   Interest element of rent expense                           5,040        7,080        10,020           8,700          7,950
                                                           --------     --------      --------        --------       --------
                                                           $ 44,651     $ 44,539      $ 46,607        $ 50,822       $ 51,070
                                                           ========     ========      ========        ========       ========

Ratio of earnings to fixed charges                             1.86         1.67          0.20 (1)        0.47 (1)       0.45 (1)

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(1)  For the fiscal years ended 2001, 2002 and 2003, earnings were insufficient to cover fixed charges by $37.1 million, $26.9 million and $27.9 million, respectively.